Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and between

Edgar Martinez, as Seller

and

Bridgeway National Corp., as Buyer

October 15, 2020

i

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of October 15, 2020 by and between Edgar Martinez (“Seller”), an individual, and Bridgeway National Corp., a Delaware corporation, (“Buyer”). Buyer and Seller are sometimes referred to separately in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is the record and beneficial owner of 5,555,000 of the issued and outstanding shares of the common stock (the “Shares”) of Merchandize Liquidators, Inc. (the “Company”), which Shares constitutes 55.55% of the issued and outstanding shares of Common Stock of the Company; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises, covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means a day other than Saturday, Sunday or any date on which banks located in the State of Florida or Washington, D.C. are authorized or obligated to close by applicable Legal Requirements.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any approval, consent, ratification, waiver or other authorization or release, including stockholder approval, board of directors approval, third Person consent and any Governmental Authorization.

“Contemplated Transactions” means the transactions contemplated by any one or more of the Transaction Documents.

“Contracts” means all contracts, agreements (including construction bonds), leases (including leases of real property), licenses, re-seller agreements, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, that are currently outstanding or have ongoing rights or obligations pertaining to them.

“Damages” means, collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, costs, expenses (including reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand) whenever arising or incurred (including amounts paid in settlement, consequential damages and lost profits), with respect to which an Indemnified Party is entitled to receive indemnification pursuant to the provisions of ARTICLE VI; provided, however, that in no event shall Damages include exemplary or punitive damages except, in each case, to the extent awarded in a Third Party Claim.

“Disclosure Schedules” means the schedules delivered by Seller pursuant to ARTICLE III. Unless otherwise specified, each reference in this Agreement to any numbered Schedule of the Disclosure Schedule is a reference to the corresponding numbered Schedule of the Disclosure Schedule. Each numbered Schedule of the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Schedule of the Disclosure Schedule that is specifically cross-referenced to such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of Seller contained in this Agreement.

“Employee Benefit Plan” means a Plan that the Company or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or that otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company or any ERISA Affiliate, on or prior to the Closing Date and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five (5)-year period preceding the Closing.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Clean Water Act 33 U.S.C. § 1311, et seq.; the Clean Air Act (42 U.S.C. §§ 7401-7642); the Toxic Substances Control Act 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act 7 U.S.C. § 136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 42 U.S.C. § 11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970 29 U.S.C. § 651, et seq.

“Environmental Liabilities” means any liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

2

“Equity Interests” means shares of capital stock, membership or partnership interests or any other equity interests in any Person, including (a) any securities convertible into or exchangeable for any of the foregoing, (b) any options, warrants or other rights to purchase or subscribe for any of the foregoing or to purchase or subscribe for any securities convertible into or exchangeable for any of the foregoing, or (c) any other security or instrument, including any stock appreciation rights or phantom stock rights, whose value is derived from any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and regulations and rules issued pursuant thereto.

“ERISA Affiliate” means (a) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control of the Company within the meaning of Section 414(c) of the Code, (c) any member of any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code or (d) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code.

“GAAP” means, at any particular time, generally accepted accounting principles as in effect in the United States at such time.

“Governmental Authorization” means any consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any U.S. federal, state, local, municipal, foreign or other governmental or quasi-governmental entity, agency, instrumentality, or authority of any nature.

“Hazardous Materials” means any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other substance, material or waste, that is defined in, or regulated by, or which may form the basis for liability under, any Environmental Law, whether solid, liquid or gas.

“Income Tax” means any Tax measured in whole or part by gross income, adjusted gross income or net income, as such terms are understood for U.S. federal and applicable state, municipal, local, foreign or other income Tax purposes.

3

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all obligations of such Person under any interest rate swap, hedging or similar agreements, (h) all guarantees by such Person and (i) any agreement to incur any of the same. For purposes of this Agreement, Indebtedness includes (i) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and (ii) any and all amounts owed by the Company to any of its Affiliates, including to Seller.

“Intellectual Property” means all patents, copyrights, mask-work registrations, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, moral rights, domain names, manufacturing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs (except off-the-shelf software having a per-copy value of less than $100); all trademarks, trade names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto, all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and all other United States, state and foreign intellectual property, in all of the foregoing cases whether registered or unregistered.

“IRS” means the Internal Revenue Service.

“Knowledge” in reference to the Company means the actual knowledge of Edgar Martinez, Jorge Vazquez, Stephen Sanford and Matthew Swarford after due inquiry with respect to the matters at hand.

“Legal Requirement” means any domestic or foreign, federal, state, county, provincial, municipal or local statute, law, ordinance, rule, regulation law, judgment, order, writ, decree, injunction, administrative interpretation or other requirement of any Governmental Body.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any kind or nature whatsoever.

“Material Adverse Effect” means any change, event, circumstance, occurrence or effect that, individually or in the aggregate with any other change, event, circumstance, occurrence or effect has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business, operations, financial condition or results of operations of the Company, taken as a whole, but excluding (a) the effect of any change arising in connection with earthquakes, major hostilities, acts of war, or terrorism, including any terrorist, military, diplomatic or political action, (b) any actual adverse effect arising out of or resulting from the public announcement of the Contemplated Transactions and (c) effects resulting from general economic, regulatory or capital market conditions, but only to the extent such conditions do not disproportionately adversely affect the Company or the industry in which the Company operates.

4

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means, with respect to any Person, each of its directors, officers, managers, employees, consultants, partners, members, advisors, attorneys, accountants, brokers, distributors, resellers or other agents.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means The Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents.

“Tax” means any tax of any kind, levy, assessment, tariff, duty, impost, charge or fee, including income, gross receipts, franchise, ad valorem, value added, excise, real or personal property, escheat, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, built in gain, excess passive income, excise, stamp, unemployment compensation, occupation, premium, occupancy, documentary, recording, registration, privilege, minimum, alternative minimum, environmental, windfall profits, transfer and gains taxes, or similar governmental charge or assessment of any kind imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties, including any liability therefor as a transferee, as a result of a tax sharing agreement or arrangement or otherwise.

“Tax Return” means any return, report, claim for refund or credit, statement, declaration, estimate, form or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, reporting or payment of any Tax.

5

“Transaction Documents” means this Agreement, the Lock-Up Agreement and any other agreements, certificates, instruments or documents entered into or delivered by any Party in connection with this Agreement or the Contemplated Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing is amended, supplemented or otherwise modified from time to time.

Section 1.2. Index of Defined Terms. Each of the following terms is defined on the page set forth below opposite such term:

Term:	Section:
Agreement	Preamble
Balance Sheet Date	3.13(a)
Buyer	Preamble
Buyer Indemnified Parties	6.2
Claim Notice	6.5(a)
Claim Response	6.5(c)
Closing	2.3
Closing Date	2.3
Closing Shares	2.2(a)
Company	Recitals
Company Intellectual Property	3.21(c)
Confidential Information	5.2(a)
Exchange Act	3.6(e)
Financial Statements	3.13(a)
Form 8-K	5.1(b)
Fundamental Representations	6.1
Indemnification Claim	6.5(a)
Indemnified Party	6.5(a)
Indemnifying Party	6.5(a)
Insurance Policies	3.15
Leased Real Property	3.16
Leases	3.16
Licenses and Permits	3.24
Lock-Up Agreement	2.2(b)
Material Contracts	3.11(a)
Owned Intellectual Property	3.21(a)
Party or Parties	Preamble
Purchase Price	3.1
Response Period	6.5(c)
Rule 144	3.6(e)
Seller Indemnified Parties	6.3
Shares	Recitals
Third Party Claim	6.5(e)
Third Party Claim Notice	6.5(e)

6

Section 1.3. General Provisions. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise, (a) all accounting terms used in this Agreement shall have the meanings or interpretation given to them in accordance with GAAP, as the context may require; (b) the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders and all references to any Party defined herein shall be deemed to refer to each and every Person defined herein as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used; (c) all references to “this Agreement” shall include the Exhibits and Schedules to this Agreement as well as the body of this Agreement and all references to any “Schedule” or “Schedules” shall be deemed references to the Disclosure Schedules; (d) all references to time shall mean Eastern Standard Time or Eastern Daylight Saving Time, as then in effect; (e) all references to sections, subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation or statute shall be deemed to include successor, amended, renumbered and replacement provisions thereof; (f) references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement; (g) if any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; (h) the terms “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears and “or” means “and/or”; and (i) unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof.

ARTICLE II
SALE AND PURCHASE OF SHARES; CLOSING

Section 2.1. Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, Seller will sell, convey, assign, transfer and deliver or cause to be delivered to Buyer, free and clear of any Liens, the Shares, and Buyer will purchase the Shares.

Section 2.2. Issuance of Buyer Common Stock.

(a) Closing Shares. At the Closing, in consideration for the Shares (the “Purchase Price”), Buyer shall issue 252,644,000 shares of Class A Common Stock, par value $0.001 of Buyer to Seller (the “Closing Shares”).

(b) Lock-Up. The Closing Shares issued to Seller pursuant to Sections 3.1 shall be subject to lock-up restrictions for a period of twelve (12) months pursuant to a lock-up agreement to be entered into between Seller and Buyer (“Lock-up Agreement”).

(c) Certificate Legends. The Closing Shares to be issued to Seller have not been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Closing Shares shall bear the following legend:

7

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO BRIDGEWAY NATIONAL CORP. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any legends required by state securities laws.

Section 2.3. Closing Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Shares contemplated hereunder shall take place remotely by electronic transmissions on the date hereof at 10:00 a.m., or at such other date, time or place as the Parties may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”). Each of the Parties shall use commercially reasonable efforts to cause the Closing conditions set forth in Article VII to be satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), if possible, prior to October 30, 2020. Neither Seller nor Buyer may rely, either as a basis for not consummating the transactions contemplated by this Agreement or abandoning the transactions contemplated by this Agreement on the failure of any of the Closing conditions set forth in Article VII to be satisfied if such failure has been primarily caused by, or is primarily the result of such Party’s failure to comply with its obligations under this Agreement.

Section 2.4. Closing Deliveries.

(a) Seller Deliveries. Prior to or at the Closing, Seller will deliver, or cause to be delivered, to Buyer the following:

(i) certificates representing the Shares, duly endorsed (and accompanied by duly executed stock powers), for transfer to Buyer;

(ii) a properly executed certificate of non-foreign status in a form meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iii) the resignations of the directors of the Company;

(iv) all Consents and assignments necessary in connection with the Contemplated Transactions as set forth on Schedule 2.4(a)(iv);

(v) Lock-Up Agreement , duly executed by Seller;

(vi) all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

8

(b) Buyer Deliveries. Prior to or at the Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(i) certificates representing the Closing Shares;

(ii) Lock-Up Agreement duly executed by Buyer; and

(iii) all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1. Capacity and Authority; Enforceability. Seller is a natural person. Seller has the legal capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform his obligations hereunder and thereunder and to consummate the Contemplated Transactions. Seller has taken all action on the part of Seller necessary for the execution and delivery of this Agreement and the other Transaction Documents to which he is a party, the performance of all obligations of Seller to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.2. Ownership of Shares. Seller is the record and beneficial owner of, and has good and valid title to, the Shares, free and clear of all Liens, defects of title or any other restrictions on transfer. The Shares represent all right, title and interest with respect to the equity of the Company owned by Seller. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to, restricting or otherwise relating to the voting, dividend rights or other disposition of any Share. Upon the Closing of the Contemplated Transactions, Seller will have transferred all rights, title and interest in and to the Shares, free and clear of all Liens, defects of title or any other restrictions on transfer.

Section 3.3. No Conflict. Neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which he is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of, any Legal Requirement applicable to Seller; or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which Seller is a party. No Consent is required to be made by or on behalf of Seller in connection with the execution, delivery or performance by Seller of this Agreement, the other Transaction Documents to which he is a party or the Contemplated Transactions.

9

Section 3.4. Litigation. There is no pending Proceeding, and to Seller’s knowledge, no Person has threatened to commence any Proceeding that challenges, or seeks damages or other relief in connection with, Seller’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or the Contemplated Transactions.

Section 3.5. Affiliate Transactions. Neither Seller nor any of its Affiliates is party to any Contract with the Company of the nature required to be listed on Schedule 3.5.

Section 3.6. Securities Law Matters.

(a) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in Buyer’s securities.

(b) Seller confirms that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested, and all such information has been received.

(c) Seller is acquiring Buyer’s securities pursuant to Section 2.2(A) solely for Seller’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Seller further represents that he does not have any present intention of selling, offering to sell or otherwise disposing of or distributing such Buyer securities or any portion thereof, and that the entire legal and beneficial interest of such Buyer securities being acquired by Seller for, and will be held for the account of, Seller only and neither in whole nor in part for any other Person.

(d) Seller is aware that:

(i) Buyer securities to be issued pursuant to Section 2.2(A) have not been registered under the Securities Act, and such Buyer securities must be held indefinitely unless a transfer of such Buyer securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that Buyer is under no obligation to register such securities of Buyer; and

(ii) Buyer will make a notation in its records of the aforementioned restrictions on transfer and legends.

10

(e) Seller is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions, including among other things: (i) the resale occurring not less than six (6) months from the date Seller has acquired such Buyer securities pursuant to Section 2.2(A); (ii) the availability of certain public information concerning Buyer; (iii) the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934 (the “Exchange Act”)); and (iv) that any sale of such Buyer securities may be made by Seller only in limited amounts during any three (3)-month period not exceeding specified limitations. Seller further represents that Seller understands that at the time Seller wishes to sell such Buyer securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Buyer may not be satisfying the current public information requirements of Rule 144, and that, in such event, Seller would be precluded from selling such Buyer securities under Rule 144 even if the six (6)-month minimum holding period had been satisfied. Seller represents that Seller understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the U.S. Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Without in any way limiting Seller representations and warranties set forth above, Seller further agrees that Seller shall in no event make any disposition of all or any portion of such Buyer securities which Seller is acquiring unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii) Seller shall have (A) notified Buyer of the proposed disposition and furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (B) furnished Buyer with an opinion of Seller own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of Seller’s counsel shall have been concurred with by counsel for Buyer, and Buyer shall have advised Seller of such concurrence.

(g) Seller is an “accredited investor” as defined under Rule 501 of Regulation D of the Act.

Section 3.7. Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. The Bylaws are the bylaws of the Company as currently in full force and effect.

(b) The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Company’s Articles of Incorporation, Bylaws and other organizational documents as currently in effect, the minute books of the Company with respect to actions taken by its stockholders and directors, and the stock certificate books, stock transfer books and similar records of the Company. Schedule 3.7 sets forth a true and correct list of each jurisdiction in which the Company is qualified or registered to transact business. The Company’s Articles of Incorporation, Bylaws and other organizational documents are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or other organizational documents.

11

Section 3.8. Subsidiaries. The Company does not, nor has the Company since the time of its formation, (a) have any Subsidiaries, (b) own or control, directly or indirectly, beneficially or of record, any Equity Interest in any other Person or (c) participate in any joint venture, partnership or similar arrangement.

Section 3.9. Capitalization. Schedule 3.9 accurately and completely sets forth the capital structure of the Company by listing thereon the number of shares of capital stock of the Company which are authorized and which are issued and outstanding and identifies the record owner of each such share. Except as set forth on Schedule 3.9, (i) there are no shares of capital stock of the Company reserved for issuance or held as treasury shares, (ii) there are no outstanding options, stock appreciation rights, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Company, other than as contemplated by this Agreement, (iii) there are no outstanding Contracts of the Company and Seller or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or securities or obligations of any kind convertible into any shares of the capital stock of the Company and (iv) there are no dividends which have accrued or been declared but are currently unpaid on the capital stock of the Company. No Person (other than Seller) has made, asserted or threatened (orally or in writing) to make or assert any claim that such Person owns or has any rights in or to any equity interest in the Company.

Section 3.10. Indebtedness. Except as set forth on Schedule 3.10, the Company does not have any outstanding Indebtedness in excess of $100,000 and not including operating leases for real property.

Section 3.11. Material Contracts.

(a) Schedule 3.11(a) contains a listing (organized by the applicable subsection below) of all Contracts of the type described in clauses (i) through (xii) below to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof (the “Material Contracts”). True and correct copies of all Material Contracts have been delivered or made available to Buyer.

(i) Each Contract related to the Indebtedness of the Company in excess of $100,000 and not including operating leases for real property;

(ii) Each Contract under which the Company has directly or indirectly made any advance, loan, mortgage, note, bond, extension of credit or capital contribution to, or other investment in, or guaranteed or agreed to indemnify the obligations of, any Person (other than extensions of credit to customers in the ordinary course of business);

12

(iii) Each Contract pledging or otherwise placing a material Lien (other than a Permitted Lien) on any assets or properties of the Company;

(iv) Each Contract pursuant to which the Company has sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business;

(v) Each Contract containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person in any geographical area;

(vi) Each joint venture, partnership, stockholders’, limited liability company or similar Contract with any Person;

(vii) Each Contract granting any rights to license, market or sell the Company’s services to any other Person that limit the Company’s exclusive right to market or sell its services;

(viii) Each Contract under which the Company directly or indirectly indemnifies any Person with respect to infringements of proprietary rights;

(ix) Each franchise, license, distributor or other similar type of Contract;

(x) Each Contract constituting an employment or consulting agreement with any officer or director of the Company or any Acquired Employee, in each case that requires payments by the Company in excess of Fifty Thousand Dollars ($50,000) annually; and

(xi) Each other Contract that is material to the operations of the Company, taken as a whole.

(b) Except as set forth on Schedule 3.11(b), each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms. The Company is not and, to the Knowledge of the Company, no other party to any Material Contract is in violation or breach of, or in default under, nor has there occurred any event or condition that with or without the passage of time or the giving of notice (or both) would constitute a violation or breach of, or default under, or permit the termination of, any Material Contract or would cause acceleration of any obligation of any party thereto or create any Lien on the property of the Company, except as would not result in a Material Adverse Effect. The Company has not received notice from any other party to a Material Contract that such party plans on terminating its Contract with the Company. To the Knowledge of the Company, except with respect to Material Contracts that expire in accordance with their terms, no party to any Material Contract intends to (i) terminate its relationship with the Company or (ii) put its Contract with the Company out for bid within six (6) months after the Closing Date.

13

Section 3.12. Accounts Receivable and Accounts Payable.

(a) All accounts receivable of the Company are valid receivables that have arisen from bona fide transactions entered into on an arms’ length basis in the ordinary course of business. Other than as set forth on Schedule 3.12(a)(i), the accounts receivable of the Company are current and, to the Knowledge of the Company, are collectible net of the reserve shown on the balance sheet included in the Financial Statements dated as of the Balance Sheet Date (which reserve is adequate and calculated in accordance with GAAP) without any setoff, expense or other reduction. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, with respect to any accounts receivable. Schedule 3.12(a)(ii) sets forth the aging of all accounts receivable.

(b) The accounts payable of the Company are properly reflected on the Financial Statements and arose from bona fide transactions with non-Affiliated third parties in the ordinary course of business.

Section 3.13. Financial Statements.

(a) Attached hereto as Schedule 3.13(a) are the following financial statements of the Company (the “Financial Statements”): (i) reviewed financial statements of the Company for the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019 and (ii) unaudited internally prepared financial statements of the Company for the seven-month period ended July 31, 2020 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company at the applicable balance sheet dates and the results of operations for the periods covered and have been prepared from, and are in accordance with, the books and records of the Company. The respective books and records of the Company fully and fairly reflect, in each case in all material respects, all of the Company’s transactions, properties, assets and liabilities and have been maintained in good faith with reasonable diligence.

(b) The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authority, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authority, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, there has not occurred any fraud, whether or not material, that involves or involved management or other employees who have a significant role in the system of internal accounting control of the Company.

Section 3.14. No Undisclosed Liabilities. Except as set forth on Schedule 3.14, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Financial Statements dated as of the Balance Sheet Date other than liabilities or obligations (a) incurred in the ordinary course of business since the Balance Sheet Date or (b) incurred in connection with the Contemplated Transactions.

14

Section 3.15. Insurance. Schedule 3.15 lists all policies of fire, liability and other forms of insurance maintained by the Company (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid and no notice of cancellation or termination or material increase of premiums has been received with respect to any such policy. There are no claims by the Company under any of such policies relating to the Business, assets or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause other than a general reservation of rights. The Insurance Policies, taken together, are sufficient for compliance with all Legal Requirements and Material Contracts which specify specific insurance coverage requirements to which the Company is a party or by which it is bound and will continue in full force and effect following the consummation of the Contemplated Transactions.

Section 3.16. Real Property. The Company does not own, directly or indirectly, and has never owned, any real property. Schedule 3.16 contains a complete and correct list, by street address, of all real property and interests in real property used or occupied, directly or indirectly, by the Company (the “Leased Real Property”). The Company has good and valid leasehold interests in the Leased Real Property. All leases and other agreements relating to the Leased Real Property (the “Leases”) are in full force and effect. No party under any such Lease is in default thereunder and there are no matters that, with the notice or passage of time, would be defaults thereunder. The Company does not use any real property other than the Leased Real Property, nor is any other real property required to conduct the Business as currently conducted or as the Company proposes to conduct the Business. All rental and other amounts due and payable under any Lease have been paid in full. The Leased Real Property complies with and has been operated in compliance with all Legal Requirements, including environmental and zoning requirements, and the Company has not received any written notification from any Governmental Body requiring any improvements to the Leased Real Property.

Section 3.17. Employee Benefits.

(a) Employees of the Company participate in the plans sponsored by the Company listed on Schedule 3.17(a), which is a true and complete list of each Employee Benefit Plan and any Plans that provide benefits to employees of the Company. Except as set forth on Schedule 3.17(a), no Employee Benefit Plan is (i) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (iii) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iv) a retiree health insurance or retiree life insurance benefit plan or (v) a tax-qualified employee stock ownership plan. The Company has not incurred any liability (including as a result of any indemnification obligation) under Title IV of ERISA and no condition exists that would subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any Tax, fine, encumbrance, Lien or other liability imposed by Title IV of ERISA. None of the Company nor any ERISA Affiliate has any formal plan or obligation to change or otherwise modify any existing Employee Benefit Plan or program or to establish any new Plan or program.

15

(b) All Employee Benefit Plans have been administered (including with respect to reporting and disclosure) and are in compliance with their individual terms and with applicable Legal Requirements, including ERISA and the Code. Each of the ERISA plans that is intended to be “qualified” within the meaning of Code Section 401(a), and the trust (if any) forming a part thereof is a prototype Employee Benefit Plan entitled to rely on the prototype sponsor’s opinion letter or has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. The Company has not received any claim or notice that any such Employee Benefit Plan is not in compliance with the terms of the applicable Employee Benefit Plan, ERISA, the Code (including all Tax rules, compliance with which is required for any intended favorable Tax treatment) or any and all other applicable Legal Requirements.

(c) There are no Proceedings pending or threatened against the Company by or on behalf of any Employee Benefit Plan, by an employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(d) The Company has delivered or made available to Buyer a true, correct and complete copy of each Employee Benefit Plan, including (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto, (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, and (iv) the most recent determination letter from the IRS, if any.

(e) All contributions required to be made to any Employee Benefit Plan by Legal Requirements or regulation or by any plan document or other contractual undertaking and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan for any period through the date hereof have been timely paid in full or accrued in the Financial Statements.

(f) Except as set forth on Schedule 3.17(f), the consummation of the Contemplated Transactions (either alone or in combination with any other event or events) will not result in (i) vesting, acceleration or increase of any amounts payable under any Employee Benefit Plan, (ii) any material increase in benefits under any Employee Benefit Plan or (iii) payment of any severance, true-up, change in control or similar payments or compensation under any Employee Benefit Plan.

Section 3.18. Employees and Labor Matters.

(a) Schedule 3.18(a) is a true, accurate and complete list containing the name, current position and compensation, including incentive plans, of each employee of the Company.

(b) The Company is not party to any collective bargaining agreement or similar labor contract, there are no labor unions, work councils or other organizations representing or attempting to represent any employees of the Company and no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employee of the Company is pending or threatened.

16

(c) The Company has maintained and continues to maintain, true, accurate and complete payroll, personnel and time records for purposes of compliance with all federal and state minimum wage and overtime laws and right to work laws, including adequate documentation of the applicability of exemptions under such laws.

(d) The Company is in compliance with all Legal Requirements relating to labor and employment. Except as set forth on Schedule 3.18(d), there are no pending or threatened, and during the last five (5) years there have not been any, formal employment-related Proceedings against the Company relating to the employees of the Company, including violations of the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866 and 1964, the Employee Retirement Income Security Act, the Occupational Safety and Health Act or any other employment-related Legal Requirements.

(e) Except as set forth on Schedule 3.26, (a) the Company does not have any severance policy or obligation as of the date hereof (and does not have any severance obligations under any prior severance policy or obligation) in writing or orally by operation of a manual, memorandum or otherwise and (b) the Company has not created any severance obligations to any individuals as of the date hereof (and does not owe any such severance obligations to any individuals as of the date hereof) in writing or orally by operation of a manual, memorandum or otherwise.

Section 3.19. Litigation. Except as set forth on Schedule 3.19, there are no Proceedings pending or threatened concerning the Shares, the Company or Seller, whether civil or criminal or before any Governmental Body or other Person, and the nature of such matters and to the Knowledge of the Company all of the facts and circumstances related thereto have been fully disclosed to Buyer. There is no order, writ, injunction or decree which has been issued by, or requested of, any court or Governmental Body. To the Knowledge of Seller, there are no facts or circumstances existing that would reasonably be expected to give rise to any such Proceeding, nor has the Company received any threat, orally or in writing, that a third Person is considering asserting or filing any such Proceeding. The Company does not owe any amounts or have any other outstanding monetary obligations pursuant to (i) any judgment, decree, injunction, rule or order of any court, arbitration panel or Governmental Body or (ii) any settlement agreement or similar agreement with any Person. There is no Proceeding pending or threatened that challenges, or seeks damages or other relief in connection with, the Company’s performance of this Agreement or the Contemplated Transactions or that may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or the Contemplated Transactions.

Section 3.20. Compliance with Laws.

(a) Except as set forth on Schedule 3.20, the Company is and has been in compliance with all Legal Requirements applicable to it and its operations (as conducted now and in the past) and any other properties and assets of the Company (in each case owned or used by it now or in the past). The Company has not received, at any time, any written notice from any Governmental Body regarding any violation of or failure to comply with any Legal Requirements, nor is the Company under investigation with respect to a violation of any Legal Requirement. The Company is not party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Body and the Company has filed all reports required to be filed with any Governmental Body on or before the date hereof. The Company has not, and to the Knowledge of the Company, no director, officer, employee, stockholder or other third Person acting at the direction of the Company has, taken any action in violation of the United States Foreign Corrupt Practices Act.

17

Section 3.21. Intellectual Property.

(a) Schedule 3.21(a) sets forth a true and complete list of all United States and foreign patents, patent applications, registered and unregistered copyrights, trademarks, trade names, service marks and internet domain names that are owned by the Company (the “Owned Intellectual Property”). None of the Owned Intellectual Property is subject to any Liens and non-exclusive licenses granted by the Company in the ordinary course of business. To the Knowledge of the Company, no Person is infringing the Owned Intellectual Property.

(b) Schedule 3.21(b) sets forth a true and complete list of all licenses (including sublicenses) of Intellectual Property pursuant to which (i) the Company licenses Intellectual Property from a third Person or (ii) the Company licenses Intellectual Property to a third Person.

(c) The Company owns, licenses, sublicenses or otherwise legally possesses enforceable rights to use all Intellectual Property as used in the Business as currently conducted and as the Company proposes to conduct the Business (the “Company Intellectual Property”). There is no Proceeding pending or threatened against the Company with respect to the ownership, use or validity of the Company Intellectual Property. The use by the Company of the Company Intellectual Property does not infringe on the rights of any Person and there have never been any claims against the Company of any such infringement. The Company is not obligated or under any liability to make any payments by way of royalties, fees or otherwise with respect to the use of any Company Intellectual Property. The consummation of the Closing will not result in any limitation on or the termination of the Company’s rights to any Company Intellectual Property.

(d) The Company has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information owned or used by the Company.

(e) Each employee and consultant of the Company engaged in the development of Intellectual Property or technology for the Company has executed and delivered to the Company a proprietary information and inventions agreement in such form as was provided by the Company and, to the Knowledge of the Company, no employee or consultant of the Company that engaged in the development of Intellectual Property or technology for the Company is in breach of or has breached any such proprietary information and inventions agreement.

Section 3.22. Environmental Matters. The Company has provided Buyer access to true and complete copies of all environmental assessments, reports, audits, studies and other material documents in the Company’s possession or under its control, or of which the Company has Knowledge, that relate to the Company’s compliance with Environmental Laws and the environmental condition of any real properly currently or formerly, owned, operated or leased by the Company, including the Leased Real Property. Except as set forth on Schedule 3.22:

18

(a) the Company is, and has at all times conducted the Business, in compliance with all Environmental Laws;

(b) there are no pending or threatened claims, notices, suits, hearings, demands, information requests by a Governmental Body, Proceedings or Liens with respect to Environmental Laws or Hazardous Materials against or with respect to the Company and the Company has never received any written notice, claim, complaint, subpoena, governmental information request, summons or been threatened with any action from any Person alleging any liability under Environmental Laws relating to the Company or any violation of any Environmental Law by the Company;

(c) to the Knowledge of the Company, there has been no Release at, on, under or from the Leased Real Property that would reasonably be expected to give rise to a liability of the Company under Environmental Laws and there are no other facts, circumstances or conditions, in each case that would reasonably be expected to result in any liability to the Company under Environmental Laws;

(d) to the Knowledge of the Company, none of the Leased Real Property contains, any of the following: (i) underground improvements used for storage or transport of Hazardous Materials, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) a dump, landfill or any unit for the disposal of wastes regulated under Environmental Laws; (iii) filled in land or wetlands; (iv) PCBs; (v) mold that poses a threat to human health; or (vi) asbestos-containing materials; and

(e) neither the Company nor any of its assets are subject to any order, decree, injunction or other directive of any Governmental Body and neither the Company nor any of its assets are subject to any agreement that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities.

Section 3.23. Affiliate Transactions. Except as set forth on Schedule 3.23, the Company is not party to any Contract with any Affiliate, Representative, stockholder, director, officer or employee of the Company and no Affiliate, Representative, stockholder, director, officer or employee of the Company (a) owns any asset, property or right, tangible or intangible, used by the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or (c) is owed any payment or obligation by the Company (other than payments and obligations under Contracts disclosed on Schedule 3.23 or for compensation and benefits in the ordinary course of business). No Affiliate, Representative, stockholder, director, officer or employee of the Company has issued a promissory note payable to or by the Company.

19

Section 3.24. Licenses and Permits. Except as set forth on Schedule 3.24, the Company, Seller and all Company directors, officers and employees, as applicable, own or possess all franchises, licenses, certificates, consents, waivers, permits, orders, approvals or other authorizations of any Governmental Body or regulatory body (foreign, federal, state and local), including Governmental Authorizations, that are required to be obtained and are necessary for the conduct of the Business as now carried on by the Company or as the Company proposes to conduct the Business (collectively, the “Licenses and Permits”). All Licenses and Permits are valid and binding and in full force and effect. The Company, Seller and all Company directors, officers and employees, as applicable, have taken all necessary action to maintain all Licenses and Permits. No Proceeding is pending or threatened concerning any actual, alleged or potential violation of, failure to comply with, revocation, withdrawal, suspension, cancellation, termination, modification or limitation (excluding recurring renewal notifications) of any of the Licenses and Permits. No loss or expiration of any of the Licenses and Permits is pending, threatened or reasonably foreseeable (other than expiration upon the end of any applicable term). The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not materially adversely affect any of the Licenses and Permits.

Section 3.25. Tax Matters.

(a) All Tax Returns required to be filed with any Governmental Body by or on behalf of the Company have been timely filed in accordance with applicable Legal Requirements, and all Tax Returns filed by or on behalf of the Company are true, correct and complete. All Taxes regardless of whether shown as due and payable on such Tax Returns have been timely paid to the appropriate Governmental Body.

(b) The Company is not delinquent in the payment of any Tax nor has the Company requested an extension of time to file a Tax Return which has not yet been filed. There is no unexpired waiver or extension of any statute of limitations with respect to the assessment or collection of any Tax for which the Company is or may be liable. No audit or other administrative proceeding is pending or threatened, and no judicial proceeding is pending or threatened, that involves any Tax or Tax Return filed or paid by or on behalf of the Company.

(c) The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent. The Company is not party to any Tax indemnification, Tax allocation or Tax sharing agreements.

(d) No unresolved claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns alleging that the Company is or may be subject to taxation by that jurisdiction or to a Tax Return filing requirement.

(e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company.

(f) The Company has made available to Buyer true and complete copies of all Tax Returns of the Company for the Tax years beginning on or after December 30, 2015.

(g) The Company has timely collected or withheld any Taxes required to be collected or withheld for all periods for which the statute of limitations has not yet expired and has reported and paid or remitted on a timely basis all Taxes required to be so reported, paid or remitted to the applicable authority or depository.

(h) The Company is not and has never been a party to any “reportable transaction” as defined in Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof.

20

(i) During the two (2)-year period ending on the date hereof, the Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, nor engaged in an exchange under which gain was not recognized under Section 1031 of the Code.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale, open transaction or use of a completed contract method of accounting or income forecast method of accounting on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, municipal, foreign or other Tax law) or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(k) All intercompany transactions between or among the Company and its Affiliates have occurred on arm’s length terms and, as applicable, in compliance with the principles of Section 482 of the Code (or any corresponding or similar provision of U.S. federal, state, local, municipal, foreign or other Tax Law), including, as relevant, with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentations and the preparation of all required transfer pricing reports).

(l) The Company does not have a permanent establishment or fixed place of business in any country other than its country of incorporation.

(m) None of the Company’s “section 197 intangibles,” within the meaning of Section 197 of the Code, are subject to the limitations under Section 197(c)(3) and Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder.

(n) The Company has made adequate provision on its books and records in accordance with GAAP for any Tax which is not yet due and payable or which is being contracted in good faith. The Company has made provision for unpaid Taxes on its books and records which is sufficient to cover any unpaid Tax.

(o) There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or audit or other administrative proceeding relating to any Tax or Tax Return of the Company.

(p) There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Body with respect to the Company, its income, assets, liabilities, or business, or any Tax or Tax Return of the Company.

(q) The Company is not a party to any Contract for services that would result, individually or in the aggregate, in the payment of an amount that would not be deductible by the Company by reason of Code Section 162, 280G or 404 (or any corresponding or similar provision of any state, local, municipal, foreign or other Tax law).

21

(r) The Company is not a “consenting corporation” within the meaning of Code Section 341(f) (as in effect prior to the repeal of such provision).

(s) The Company does not have any plan, arrangement or Contract providing for deferred compensation that is subject to Code Section 409A(a), or any asset, plan arrangement or Contract that is subject to Code Section 409A(b).

(t) None of the outstanding indebtedness of the Company constitutes indebtedness to which an interest deduction may be disallowed under the Code or any other provision of Legal Requirements.

(u) In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Code Section 6662(d)) if the claim Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the tax treatment on its Income Tax Return. The Company has not made any Tax-related disclosure under FASB Accounting Standard Codification 740 (relating to Accounting for Uncertainty in Income Tax) or 450 (relating to Contingencies), or on Form 1120 Schedule UTP (Uncertain Tax Position Statement).

Section 3.26. Absence of Certain Changes or Events. Except as set forth on Schedule 3.26, since December 31, 2019 (a) there has not been any event, circumstance, change or effect that has had or would have a Material Adverse Effect and (b) the Business has been conducted in the ordinary course of business.

Section 3.27. Bank Accounts. Schedule 3.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and lists all locations of all safe deposit boxes used by the Company. There are no outstanding powers of attorney executed on behalf of the Company.

Section 3.28. Brokers or Finders. Neither Seller nor the Company has incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability.

Section 3.29. Full Disclosure. This Agreement and the Schedules, Exhibits, Financial Statements and other Transaction Documents furnished by or on behalf of Seller to Buyer pursuant to the provisions of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein or therein not misleading.

22

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1. Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which failure to so qualify would have a material adverse effect on Buyer.

Section 4.2. Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has taken all corporate action on the part of Buyer necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of Buyer under this Agreement and the other Transaction Documents to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer and constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.3. No Conflict. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of Buyer’s Certificate of Incorporation, Bylaws or other organizational documents; (b) contravene, conflict with or result in a violation of, any Legal Requirements applicable to Buyer; or (c) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which Buyer is a party. No Consent is required to be made by or on behalf of Buyer in connection with the execution, delivery or performance by Buyer of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

Section 4.4. Litigation. There is no pending Proceeding, and to Buyer’s knowledge, no Person has threatened to commence any Proceeding, that challenges, or seeks damages or other relief in connection with, Buyer’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or the Contemplated Transactions.

Section 4.5. Brokers or Finders. Buyer has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability.

23

Section 4.6. Financial and Regulatory Matters. Buyer will, as of the Closing Date, have the financial capacity and capability to perform all of its obligations under this Agreement and the other Transaction Documents.

Section 4.7. Valid Issuance. The Closing Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than those contained in Buyer’s Certificate of Incorporation and bylaws and under applicable state and federal securities Laws.

ARTICLE V
COVENANTS

Section 5.1. Further Action.

(a) In case at any time after the Closing any further action is necessary to consummate or confirm the Contemplated Transactions, to accomplish the purposes of this Agreement or to assure to Buyer the benefits of this Agreement, without additional compensation, Seller and the Stockholder Representative shall take such further action (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

(b) As promptly as practicable after the date hereof, Buyer, Seller and the Company shall cooperate and work together in good faith to prepare one or more current reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the SEC for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by Buyer with the SEC, from time to time after the Closing, as required by any applicable Legal Requirement. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall furnish all information concerning the Company as Buyer may reasonably request in connection with the preparation of the Form 8-Ks.

Section 5.2. Confidentiality.

(a) As used in this Section 5.2, the term “Confidential Information” includes any of the following information held or used by or relating to the Company and the Business: (i) all information that is a trade secret; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures; and (iii) all information concerning the business and affairs of the Company and the Business, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

24

(b) Seller hereby acknowledges the confidential and proprietary nature of the Confidential Information and agrees that Seller shall, except to the extent required to fulfill his duties in the course of such employment with the Company, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in Seller’s possession, and if Buyer requests destruction of such information, certify in writing to Buyer that it has fully complied with such request in a form and containing such representations and warranties as Buyer may request; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Buyer’s prior written consent.

(c) Section 5.2(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a breach of this Section 5.2 by Seller. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d) If Seller becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 5.2, Seller shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.2. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of Seller’s counsel, Seller is legally compelled to disclose; provided, however, that Seller shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e) Nothing in this Section 5.2 will diminish the protections and benefits under applicable Legal Requirements to which any trade secret of the Company is entitled. If any information that the Company asserts to be a trade secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a trade secret, such information will nonetheless be considered Confidential Information of the Company for purposes of this Section 5.2.

Section 5.3. Equity Incentive Plan.

(a) On or before the Closing, Seller shall cause the Company to take all necessary actions to terminate the Company’s 2018 Stock Incentive Plan and each award agreement issued thereunder.

(b) Immediately after the Closing, Buyer shall cause the Company to establish a restricted stock plan representing 10% of the Company’s Common Stock for benefit of certain key employees of the Company in the form attached hereto as Exhibit A (the “Restricted Stock Plan”). The Restricted Stock Plan shall be administered by the Company post-Closing.

25

ARTICLE VI
SURVIVAL; INDEMNIFICATION

Section 6.1. Survival. Except as otherwise specifically provided in this Agreement, each of the representations, warranties, covenants and agreements of the Parties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months; provided that the representations and warranties of Seller set forth in Sections 3.1 (Capacity and Authority; Enforceability), 3.2 (Ownership of Shares), 3.9 (Capitalization), 3.28 (Brokers or Finders), and the representations and warranties of Buyer set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Power and Authority; Enforceability), and 3.5 (Brokers or Finders) (the “Fundamental Representations”) shall survive indefinitely; and provided further that the representations and warranties set forth in Section 3.25 (Tax Matters) shall survive until sixty (60) days after expiration of the applicable statute of limitations (and extensions or waivers thereof) and the covenants and agreements in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by such covenants or agreements, or if no period is specified, indefinitely.

Section 6.2. Indemnification Obligations of Seller. Subject to the provisions of Section 6.4, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates, the Company, each of their respective Representatives and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages incurred by Buyer Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a) any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement or in any other Transaction Document as of the Closing;

(b) any breach of any covenant, agreement or undertaking made by Seller in this Agreement or in any other Transaction Document;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with the Company or Seller in connection with the Contemplated Transactions;

(d) any claim by a Person (other than a stockholder listed on Schedule 3.9) that such Person owns or has any rights in or to any Equity Interest in the Company; and

(e) any Taxes of the Company allocable to any period occurring on or before the Closing Date.

Section 6.3. Indemnification Obligations of Buyer. Subject to the provisions of Section 6.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, their Affiliates, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Damages incurred by Seller Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

26

(a) any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement or in any other Transaction Document as of the Closing;

(b) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any other Transaction Document; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with Buyer in connection with the Contemplated Transactions.

Section 6.4. Limitations.

(a) The liability of the Indemnifying Party to indemnify the Indemnified Party pursuant to Sections 6.2(a) and (b) and Sections 6.3(a) and (b) shall be limited to Indemnification Claims as to which an Indemnified Party has given the Indemnifying Party written notice in accordance with Sections 6.5(a) and (b) within the period following the Closing Date specified for each respective matter pursuant to Section 6.1; provided, however, that the provisions for indemnification contained in Section 6.2(a) and Section 6.3(a) (other than with respect to the Fundamental Representations) with respect to breaches of representations and warranties shall be effective only if the Indemnified Party has suffered, incurred, sustained or become subject to Damages in excess of One Hundred Thousand Dollars ($100,000) in the aggregate in which case the Indemnified Party shall be entitled to indemnification for such Damages from the first dollar.

(b) The liability of the Indemnifying Party to indemnify the Indemnified Party shall in no event exceed value of the Closing Shares as of the Closing Date; provided, however that there shall be no such limitation with respect of any claim for or arising directly or indirectly out of or relating to fraud, willful misconduct or intentional misrepresentation.

(c) No Indemnified Party shall have any obligation to expend any out-of-pocket expense to seek recovery under any insurance benefits and proceeds or from any other Person.

Section 6.5. Notice of Indemnification; Indemnification Procedure.

(a) If either a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) wishes to assert a claim that the Indemnified Party has determined has given or could give rise to indemnification under this ARTICLE VI (an “Indemnification Claim”) (other than a Third Party Claim, which shall be governed by Section 6.5(e) below), the Indemnified Party shall deliver to the other party (the “Indemnifying Party”) a written notice (“Claim Notice”) setting forth the nature and basis of the Indemnification Claim and a description of, and a reasonable estimate (to the extent that Damages in respect of such claim are reasonably capable of being estimated) of the total amount of, Damages actually incurred or expected to be incurred by the Indemnified Party as a result of such indemnified matter described in Sections 6.2 or 6.3; provided, however, that the failure to estimate Damages (or the inaccuracy thereof) shall not affect the validity of a Claim Notice or the amount of Damages to which the Indemnified Party is entitled.

27

(b) The Indemnified Party shall promptly provide the Claim Notice to the Indemnifying Party; provided that the failure to provide such Claim Notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby; provided, however, that if the Indemnified Party shall fail to provide such Claim Notice in respect of a claim under Section 6.2(a), 6.2(b), 6.3(a) or 6.3(b) before the end of the applicable survival period specified in Section 6.1, such Indemnification Claim shall be barred.

(c) The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is sent by the Indemnified Party. Any Claim Response must specify whether the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice and the basis of such dispute. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to have accepted the Indemnification Claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Damages alleged in such Claim Notice (or if no amount is so alleged, all Damages arising therefrom) will be conclusively deemed to be an obligation of the Indemnifying Party, and the amount of Damages shall be paid in accordance with Section 6.6 below.

(d) If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claim Notice and describing the basis therefor, Buyer and Seller shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Buyer and Seller are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 8.8 or by any other means to which the Indemnified Party and the Indemnifying Party shall agree. For all purposes under this ARTICLE VI, Buyer and Seller shall cooperate with and make available to the other party and its Representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, upon reasonable advance notice, during normal business hours, in a manner so as to minimize disruption to the Business, and subject to Legal Requirements and any applicable privilege, including the attorney-client and work product privileges, as may be reasonably requested in connection with the resolution of such disputes.

28

(e) Promptly after receipt by an Indemnified Party of written notice from a third Person of any complaint or the commencement of any audit, investigation, action or proceeding (“Third Party Claim Notice”) with respect to which such Indemnified Party may be entitled to receive payment from any other Party for any Damages (a “Third Party Claim”), such Indemnified Party will notify the Indemnifying Party, promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such Third Party Claim; provided, however, that the failure to provide such notice of such Third Party Claim will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby provided, however, that if the Indemnified Party shall fail to provide such Third Party Claim Notice before the end of the applicable survival period specified in Section 6.1, the Indemnifying Party shall have no obligations to the Indemnified Party in connection with such Third Party Claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within fifteen (15) days thereafter, subject to assuming full responsibility for all Damages resulting from any such Third Party Claim, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that if Seller are the Indemnifying Party, they shall have no right to assume the defense of such Third Party Claim. In the event, however, that the Indemnifying Party declines or fails, or has no right, to assume the defense of the Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such fifteen (15)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided further, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in connection with any audits, investigations, actions or proceedings that are substantially related. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate (but not control) in such matter and to retain its own counsel at its own expense. The Indemnifying Party or the Indemnified Party, whichever has assumed the defense of such action, will at all times use commercially reasonable efforts to keep the non-assuming party reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(f) An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

Section 6.6. Indemnification Payments; Setoff Against Closing Shares.

(a) Subject to Sections 6.6(d) and 6.6(e), if the Indemnifying Party fails to deliver a Claim Response within the applicable Response Period or otherwise agrees that it is liable for the Indemnification Claim set forth in the Claim Notice, the Indemnifying Party shall pay the Indemnified Party, within fifteen (15) days after the expiration of the applicable Response Period, the amount specified in such Claim Notice or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(b) Subject to Sections 6.6(d) and 6.6(e), if the Indemnifying Party delivers a Claim Response within the applicable Response Period, the Indemnifying Party shall pay the Indemnified Party, within fifteen (15) days after resolution of any dispute pursuant to Section 6.5(d), the amount, if any, determined by the court of competent jurisdiction to be payable by the Indemnifying Party.

29

(c) Subject to Sections 6.6(d) and 6.6(e), if the Indemnified Party receives a Third Party Claim, the Indemnifying Party shall pay the Indemnified Party, within fifteen (15) days after resolution of such Third Party Claim pursuant to Section 6.5(e), the amount, if any, specified in the settlement, compromise or judgment in respect thereof.

(d) Subject to Section 6.6(e), any amounts payable by the Indemnifying Party to the Indemnified Party as finally determined shall be paid by wire transfer or delivery of immediately available funds to such bank account or accounts designated in writing by the other Party at least three (3) Business Days prior to the applicable payment date.

(e) If a Buyer Indemnified Party is the Indemnified Party, any amounts payable by the Indemnifying Party to a Buyer Indemnified Party shall be paid via cancelation of such number of Closing Shares equal to the value of the amounts payable. The value of the Closing Shares shall be the average reported closing per share trading price of Buyer’s shares of common stock for the thirty (30)-day period immediately preceding the date of determination of the Indemnification Payment.

Section 6.7. Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax and other purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Legal Requirement.

Section 6.8. Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in this ARTICLE VI will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement and each Party shall be entitled to rely on the representations and warranties of the other Parties contained in this Agreement despite such investigation or any knowledge that such Party may otherwise have.

Section 6.9. Exclusive Remedy; Damages. From and after the Closing, except for the remedy of specific performance and injunctive relief, and except in the case of fraud, willful misconduct or internal misrepresentation, indemnification under this ARTICLE VI shall be the sole and exclusive remedy for any claim or action related to or arising out of this Agreement or the operation of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Buyer and Seller each hereby waive any provision of any Legal Requirement to the extent that it would limit or restrict the agreement contained in this Section 6.9. The Parties further agree that, in connection with any breach or alleged breach by a Party of the terms and provisions of this ARTICLE VI, in addition to all other remedies available at law or hereunder, the injured Party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorneys’ fees and court costs incurred in connection therewith.

ARTICLE VII
Conditions to Closing

Section 7.1. Conditions to Buyer’s Obligations. The obligations of Buyer under this Agreement to close the transactions contemplated hereunder as of the Closing shall be subject to the satisfaction, or waiver by Buyer, of each of the following conditions:

30

(a) The representations and warranties of Seller contained in Article 4 shall be true and correct in all respects as of the Closing Date with the same effect as through made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c) No Order shall have been issued which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

(d) Seller shall have delivered to Buyer the executed documents as provided in Section 2.4(a), and to the extent applicable, in the forms attached as Exhibits hereto; and

(e) Buyer shall have consummated the acquisition of all of the issued and outstanding shares of the Company owned by CW Merchandize Liquidators, LLC.

Section 7.2. Conditions to Seller’s Obligations. The obligations of Seller under this Agreement to close the transactions contemplated hereunder as of the Closing shall be subject to the satisfaction, or waiver by Seller, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article 4 shall be true and correct in all respects as of the Closing Date with the same effect as through made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) No Order shall have been issued which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

(d) Buyer shall have delivered to Seller the executed documents as provided in Section 2.4(b), and to the extent applicable, in the forms attached as Exhibits hereto; and

(e) Buyer shall have consummated the acquisition of all of the issued and outstanding shares of the Company owned by CW Merchandize Liquidators, LLC.

ARTICLE VIII
TERMINATION

Section 8.1. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

31

(i) by the mutual written consent of Seller and Buyer;

(ii) by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, or covenant made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, or covenant made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iv) by Buyer or Seller in the event that there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Order restraining or enjoining the transactions contemplated by this Agreement; or

(v) by Seller, if the Closing shall not have occurred on or before October 30, 2020.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8(a), (i) this Agreement shall forthwith become void, (ii) neither Party shall have any right or remedy against the other Party as a result of such termination and (iii) there shall be no liability on the part of any Party to the other Party, except, in each case, (1) as set forth in this Article 8 and Article 9 hereof; and (2) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.

ARTICLE IX
GENERAL

Section 9.1. Publicity. Immediately following the execution, delivery and the Closing of this Agreement, Buyer may issue a press release with respect to this Agreement and the Contemplated Transactions substantially in the form previously provided to the Company and shall make such filings as required by applicable Legal Requirements. Except as required by applicable Legal Requirements or as contemplated by the foregoing sentence, Seller shall not, and shall cause their respective Affiliates not to, issue any public report, statement, advertisement, press release or otherwise make any public statement with respect to this Agreement or the Contemplated Transactions without prior consultation with and approval of Buyer. The Parties acknowledge and agree that each Party is responsible for compliance with the foregoing by each of its Representatives.

32

Section 9.2. Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, each Party will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related broker’s or finder’s fees.

Section 9.3. Entire Agreement. With the exception of the provisions of the Confidentiality Agreement, this Agreement and the other Transaction Documents, together with all Exhibits and Schedules hereto and thereto, constitute the entire understanding among the Parties with respect to the subject matter contained herein and therein and supersede any prior understanding and agreement among them respecting such subject matter, whether in verbal or written form.

Section 9.4. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

Section 9.5. Notices. All notices or other communications required hereunder shall be in writing and shall be deemed to have been given: (a) upon receipt, if delivered in person; (b) three (3) days after the date of mailing, if mailed by certified or registered mail (first class postage pre-paid); or (c) one (1) Business Day after deposit with an overnight courier service such as Federal Express to the following addresses (or to such other addresses which such Party shall designate in writing to the other Party):

If to Seller, to:

Name:_____________________________
Address:___________________________
__________________________________
Telephone:__________________________

with a copy (which shall not constitute notice) to:

Name:______________________________
Address:____________________________
___________________________________
Telephone:___________________________

If to Buyer or the Company:

Bridgeway National Corp.
1015 15th Street NW, Suite 1030
Washington, DC 20005
Attention: Eric Blue
eric.blue@bridgewaynational.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Ronelle C. Porter, Esq.
Telephone: (212) 407-4110

33

Section 9.6. Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

Section 9.7. Termination of Obligations. Seller hereby agrees that, from and after the Closing, none of the Company or any of its Affiliates shall have, and Seller hereby releases them from, any debt, loss, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, in equity or at law, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation) owed to Seller by the Company or any of its Affiliates prior to the date hereof, including, subject to clause (b)(iii) below, in respect of any claims for indemnification or advancement of expenses arising from Seller acting as an officer, director, employee or in some other capacity on behalf of the Company or any of its Affiliates, arising from any omissions, acts or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law, other than with respect to (a) Seller’s rights under this Agreement and the Contemplated Transactions and (b) any rights Seller may have (i) to receive compensation pursuant to an employment arrangement in the ordinary course of business with respect to the most recent payroll period (if any) beginning and not closing prior to the Closing Date or reimbursement for expenses pending during the most recent payroll period and incurred in connection with Seller’s activities on behalf of the Company, (ii) with respect to Employee Benefit Plans or (iii) with respect to indemnification under the Articles of Incorporation or Bylaws of the Company. Seller hereby acknowledges that he is familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the release. Being aware of such principle, Seller hereby agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect (other than as set forth in this Section 8.6).

Section 9.8. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(b) The Parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be filed exclusively in the Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware. None of the Parties will argue or contend that it is not subject to the jurisdiction of the Delaware courts or that venue in New Castle County, Delaware is improper.

Section 9.9. Severability. If any provision of this Agreement is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

34

Section 9.10. Amendments; Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither party shall seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith (other than punitive or exemplary damages awarded in connection with a Third-Party Claim).

Section 9.11. Arms-Length Bargaining. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists.

Section 9.12. Assignment. No Party may assign any right or delegate any obligation hereunder, without the written consent of the other Party; provided, however, that Buyer may assign this Agreement or any of the rights or obligations hereunder to any Affiliate of Buyer any bank or financial institution in connection with a collateral assignment of its rights hereunder.

Section 9.13. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and, except as otherwise set forth herein, does not confer any rights on any other Persons.

Section 9.14. Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any Party will not become effective until counterparts hereof have been executed by each of the Parties. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts. In order to facilitate execution of this Agreement, facsimile and .PDF signatures shall be deemed to be original signatures.

[Signature Pages Follow]

35

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, or by their duly authorized officers, as of the date first above written.

BUYER:

BRIDGEWAY NATIONAL CORP.

By:
Name:
Title:

SELLER:

Edgar Martinez